SCHEDULE C
                                     TO THE
                     TRANSFER AGENCY AND SERVICES AGREEMENT
                                     BETWEEN
                       WORLD FUNDS TRUST (THE "TRUST")
                                       AND
                    COMMONWEALTH FUND SERVICES, INC. ("CFS")

                            DATED AS OF MAY 31, 2013

                              VIRGINIA EQUITY FUND

$15.00 per direct active open account, $12.00 per networked active open account, and $3.00 per closed account; subject to a $30,000 annual minimum.

For the purposes of this Agreement, an open account is an account that has assets or that has had assets for the current tax reporting period. For example, an account opened and funded on January 2, 2006 which is redeemed in full on May 31, 2006 would continue to be billable as an open account until April 15, 2007 because it needs to be maintained through the tax reporting cycle of the year following the full redemption. On April 16, 2007, the account would be billable as a closed account. Unfunded accounts, that is accounts that have never been funded, are not billable. A closed account has a zero balance and no activity in the current tax reporting cycle.

Internet access for shareholder account look-up and broker account access, as well as VRU (Voice Response Unit) access, will be available to those portfolios/classes wishing to provide the service to their shareholders and/or brokers for an annual fee of $9,000 per fund.

Out-of-pocket expenses will be passed through as incurred, with no mark-up or set-off. Out-of-pocket expenses include, but are not limited to:

    Postage                                     Forms
    Telephone (Long Distance/800 Service)       Mailing House Expenses
    Telephone (Dedicated circuits)              Proxy Solicitation
    Express Charges                             Storage Fees
    Fund/SERV & Networking Fees                 Bank Account Maintenance Fees
    FedWire/ACH/Swift Fees                      Custom Programming Costs
    Special Reports                             Conversion/Deconversion Costs*
    Special Training requested by Fund          SAS 70 Reporting
    Annual AML Review                           22c-2 Compliance

Labor costs associated with items covered under out-of-pocket provisions will be based on the following schedule:
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    Principal/Officer                           $250.00/hr
    Manager/Supervisor                          $175.00/hr
    Programmer/Technical                        $150.00/hr
    Administrative                              $75.00/hr

*CONVERSION COSTS WILL BE BASED ON VENDOR PER-ACCOUNT CHARGES PLUS LABOR, BILLED AT THE RATES NOTED ABOVE.